CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Harland Clarke Holdings Corp. of our report dated November 22, 2005, except to Note 19 which is as of April 12, 2006 and Note 14 which is as of June 12, 2007, relating to the financial statements and financial statement schedules of Clarke American Corp.’s predecessor Novar USA Inc. (‘‘Novar’’), which appears in such Registration Statement. We also consent to the references to us under the headings ‘‘Experts’’ and ‘‘Selected Financial Data’’ in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 12, 2007